UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 24, 2026
Date of Report (date of earliest event reported)

MOOG Inc.
(Exact name of registrant as specified in its charter)

NY	1-05129		16-0757636
(State or other jurisdiction of incorporation)	(Commission File Number)		(IRS Employer Identification No.)

400 Jamison Rd	East Aurora,	New York	14052-0018
(Address of principal executive offices)			(Zip Code)
(716) 652-2000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock	MOG.A	New York Stock Exchange
Class B common stock	MOG.B	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01	Entry into a Material Definitive Agreement.
On March 24, 2026, Moog Inc. (the “Company”) completed its previously announced offer and sale of $500 million aggregate principal amount of 5.500% senior notes due 2034 (the “Notes”).

Indenture

The Notes were issued pursuant to an indenture, dated as of March 24, 2026 (the “Indenture”), by and among the Company, the guarantors from time to time party thereto and Truist Bank, as trustee, which includes a form of Note.

The Notes will pay interest semiannually on April 15 and October 15, commencing on October 15, 2026, at an annual rate of 5.500% and will mature on October 15, 2034, unless earlier repurchased or redeemed.

Prior to April 15, 2029, the Company may, at its option, redeem some or all of the Notes at any time, at a price equal to 100% of the principal amount of the Notes redeemed plus a “make-whole” premium, plus accrued and unpaid interest, if any. The Company may also redeem, at its option, up to 40% of the Notes at any time prior to April 15, 2029, using the proceeds of certain equity offerings at a redemption price of 105.500% of the principal amount thereof, plus accrued and unpaid interest, if any. On or after April 15, 2029, the Company may, at its option, on any one or more occasions, redeem all or a part of the Notes at specified redemption premiums set forth in the Indenture, declining to par for any redemptions on or after April 15, 2031.

The Indenture contains restrictive covenants that limit the ability of the Company and its subsidiaries to, among other things: (i) create liens on assets to secure debt for borrowed money; (ii) enter into certain sale and leaseback transactions; and (iii) merge, consolidate, amalgamate or sell all or substantially all of their assets. These covenants are subject to several important limitations and exceptions.

If the Company experiences a change of control, together with a ratings downgrade, in each case as specified in the Indenture, it must offer to purchase the Notes at 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any.

The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all of the then outstanding Notes to become due and payable immediately.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text the Indenture, a copy of which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 2.03	Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
On March 4, 2026, the Company issued a conditional notice of redemption to redeem in full (the “Redemption”) all $500 million aggregate principal amount of its outstanding 4.250% Senior Notes due 2027 (the “2027 Notes”). The Redemption is expected to occur on April 3, 2026 (the “Redemption Date”), subject to the satisfaction or waiver by the Company of a condition that it has completed one or more financings, on terms and conditions acceptable to the Company in its sole and absolute discretion, that, collectively, provide net proceeds sufficient to pay the redemption price for the Redemption in full and all fees and expenses related to such financings and the Redemption. The 2027 Notes were issued under an Indenture, dated as of December 13, 2019, by and among the Company, the guarantors from time to time party thereto, and U.S Bank Trust Company, National Association (as successor to MUFG Union Bank, N.A.), as trustee. The redemption price for the 2027 Notes is equal to 100% of the principal amount plus accrued and unpaid interest to, but not including, the Redemption Date estimated to be approximately $6.4 million.

Upon the issuance of the Notes on March 24, 2026, the condition to the Redemption has been satisfied.

Item 9.01	Financial Statements and Exhibits.
(d)      Exhibits.

4.1	Indenture, dated as of March 24, 2026, by and among Moog Inc., the guarantors from time to time party thereto and Truist Bank, as trustee (including the Form of Note for the Notes).
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOOG INC.

Dated:	March 24, 2026	By:	/s/ Nicholas Hart
		Name:	Nicholas Hart
Controller